Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

Covance Opens Fit-for-Purpose Dallas Clinical Research Unit

LabCorp patient service center to be co-located in new facility to serve local patients and enhance volunteer recruitment

Dallas, TX, July 23, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that Covance Drug Development has relocated its clinical research unit (CRU) in Dallas, TX, to a new, fit-for-purpose clinical research facility. The new unit, which opened earlier this month, has expanded from 72 to 100 medical beds and is located in the same building as the prior unit. In addition, a LabCorp patient service center will be co-located in the CRU, at which patients will have an opportunity to learn more about volunteering and participating in early stage clinical trials.

“Our new Dallas facility combines advanced medical care with numerous volunteer-friendly amenities,” said Dr. Herman Scholtz, Vice President & General Manager, Early Clinical Services. “We have invested in a highly customized facility designed to facilitate the safety and quality of our studies and to enhance our clients’ and volunteers’ experience. In addition, we are excited about the unique opportunity to educate patients about our clinical trials and complement our local patient recruitment capabilities through the future LabCorp patient service center. This innovative combination of resources is another illustration of the strategic and operational synergies that LabCorp and Covance are gaining through our combination.”

With more than 55,000 square feet of space, the new CRU includes a cGMP pharmacy, dedicated ophthalmology procedure rooms, an advanced telemetry system, and a glucose clamp suite, as well as dedicated screening and outpatient visit areas. The pharmacy includes three sterile and two non-sterile manufacturing suites, which allows the site to meet current Good Manufacturing Practices. The telemetry system enables the team to perform continuous, high-quality data monitoring, supporting improved monitoring of study participants and quick adjustments to treatment regimens, when necessary.

The Dallas clinic employs approximately 75 medical and professional staff with plans to expand to 120 employees.

In addition to the Dallas clinic, Covance offers early stage clinical testing at three other sites in the United States and one site in Leeds, UK. To learn more about clinical research solutions at Covance, please visit our website at www.covance.com.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended March 31, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.